F. Blair Wimbush
Senior General Counsel
Norfolk Southern Corporation
Special Securities Analyst Meeting
Brosnan Forest, S.C.
February 27, 2003

Good morning, thank you for the opportunity to tell you about an exciting product being deployed on the NS system.

In the early 90's, Norfolk Southern faced a rising tide of lawsuits from grade crossing accidents and trespasser incidents. A principal problem in cases was the absence of reliable witness testimony as to what occurred at the point of collision. For every train and engine employee who testified that the warning signals were working or that the horn was sounded, there were more victims or nearby witnesses who would say the signals were not working and that they heard no horns blown by the crew.

In the interest of improving safety at crossings, and to address the economic problem, the Law, Claims and Research & Tests departments collaborated to develop a concept for an on-board video camera to record crossing and trespasser events.

An evaluation of existing products indicated there was nothing suitable for the requirements the Railway needed. You may recall that back in those days we were still using VCRs and VHS tapes instead of DVDs and computer discs.

To develop an appropriate product, NS worked with SAIC to develop the "RailView" camera system.

Several basic requirements had to be met for the system to be useful. We needed high resolution video images (day or night); audio recording of the horn and bells for playing to a jury if the need arose; it had to be durable and reliable for the locomotive operating environment; and had to be adaptable to new and existing locomotives.

The first prototype of the system was developed and installed experimentally in 1997 and after further research and development a working model was placed in service on the Greensboro Line of the Piedmont Division. When the test results came in the results were as clear as a picture -- IT WORKS!

Early in the development process, a serious challenge erupted with our employees. The initial microphone location was capable of inadvertently picking up some crew conversations. Unlike the airline industry where cockpit voice recorders are mandatory and commonplace, there is no such requirement or custom in our industry. Many employees were concerned with a loss of privacy represented by voice recordings and that the recordings would offer management a new disciplinary tool if rule violations were recorded. During one inspection of the camera-equipped units, we found that most units had damaged, destroyed or missing microphones.

To address this serious problem, especially as greater camera deployment was planned, the COO and other NS representatives met with union General Chairmen. We agreed to relocate all microphones to locations where no voice conversations will be recorded. And, NS affirmed its position that tampering would not be tolerated. The software was reengineered to be tamper-evident.

A decision has now been made to fully implement the camera system on a phased basis. As depicted on the next slide, the camera is mounted in the top corner of the window of the locomotive cab. As next shown, the actual recorder or control box for the system is mounted at the top of the stairs leading into the portion of the cab that houses the electrical equipment for the locomotive. Although this picture shows a microphone next to the control box, new and retrofitted installations have the mike relocated under the cab.

Note the camera mount in the windshield of the cab.

Here you see the control box that houses the recorder. To the left of the box you may be able to see a black cable with the mike attached.

The data is stored on hard drive in the control box as well as a removable PC memory card. The system can record up to 40 hours of data. To conserve recording time, the system turns on when the speed of the locomotive reaches 2 MPH and continues to record for about 10 minutes after the locomotive stops moving.

Currently, we have 360 locomotives with full RailView units installed; another 81 have the cameras and wiring installed and will get recorders when they reach their next scheduled shop visit. We also have on order an additional 400 recorders in the current year's AFE. New locomotives come factory equipped with the RailView system, while existing units are outfitted during their scheduled 92 - Day Inspections.

The cost of each unit is roughly $10,000; and we require the service of 2 full-time engineers to do initial installations on the existing fleet and to maintain the system once installed.

As you will see in the 4 video clips I am about to show, we now have a product that records the information we want, such that we now have a fairly clear picture of what actually happens during a grade crossing or trespasser incident. And we often know what the driver or trespasser was doing when an accident occurred. As I will mention in a moment, we no longer have to rely on what people say happened!

Clip 1: May 14, 2001, SC. 1:05 p.m. Flashing lights and bell. Also, shortline conductor had flagged driver to stop but driver continued onto crossing. Nationwide Insurance adjuster and driver given description of video footage; Nationwide paid emergency room bill for driver and for van. No claim pressed against RR.

Clip 2: November 17, 2000. Bluefield, WV, 3:06 p.m. Crossing with cross bucks only. WHISTLE BAN zone so horn is not sounded until crew realizes car will not stop. Driver allegedly is Mrs. Hankins but appears to be a male in the picture. Attorney contacted railway for couple but after he was shown video, he ended representation of couple and assured us we would not hear further from them.

Clip 3: Muncie, IN. 4:25 p.m. Driver has her 4 children in car; does not stop at STOP sign. Gets to track and stops abruptly with front end over track. No serious injuries. Claim agent reviewed video with husband and wife (driver) and no claim pressed for about 1 year. Driver called to discuss nominal settlement. Final resolution of all claims was for $2500.

Clip 4: November 14, 2002, Haleyville, AL Sand truck. Driver watching motorist on parallel road, so he can make left turn. Apparently oblivious to presence of train-driver does not see the train approaching although sight distance was clear and virtually unlimited. Amazingly-he also does not hear it even though horn is sounded for an extended time. Driver not seriously injured.

Although the system is still being phased in, we can already see some of its impacts for claims handling. We now have a moving image of what happened at the crossing-we know if the signals work, whether the horn was blown. We also know in many cases what the motorist or trespasser was doing just before impact.

The benefits of the system are many. The clearer picture of what happens reduces the number of lawsuits filed and reduces the value of claims filed. This is especially so with respect to trespasser or pedestrian claims. We have long known but been unable to prove that many pedestrian deaths are suicides or the fault of the victims. With these cameras, we can demonstrate, in many cases, that the person made a choice to be struck by the train.

The Federal Railroad Administration has not chosen to require locomotive voice recorders on trains; however, the National Transportation Safety Board has recommended that FRA do so.

Information gleaned from the recorders may indicate avenues of change for grade crossing safety.

NS can use information gathered to determine where remedial training is needed with crews and equipment.